Exhibit 99.1

   EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES ANNUAL EARNINGS AND INCREASES
                                  DIVIDEND 25%

    TULSA, Okla., May 26 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) reported today record earnings for its fiscal year ended February 28, 2005. The Company announced net revenues of $31,650,779 compared with $31,127,268 for the comparable period last year. The Company reported net earnings of $2,406,074 compared with net earnings of $2,373,450 for the previous year and basic earnings per share of $0.62 a share versus $0.60 for the same period a year ago.

    The Company has elected to early adopt Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment." Early adoption is encouraged by the FASB. The Company has decided to adopt Statement 123R on the modified retrospective application method to all prior years for which Statement 123 was effective. For the Company, this begins with its fiscal year ended February 28, 1997. As a result of the early adoption, the Company has applied for a fifteen-day extension in which to file its Form 10-K and will file the Form 10-K on or before June 13, 2005.

    The Company announces that it will pay a $0.15 per share annual dividend on June 10, 2005 to shareholders of record June 3, 2005. This represents a 25% increase over last year's dividend.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                                   February 28,     February 29,
                                       2005             2004
                                  --------------   --------------
Revenues
  Gross Sales                     $   41,361,612   $   40,940,822
  Less discounts & allowances        (11,324,165)     (11,424,127)
  Transportation Revenue               1,613,332        1,610,573
    Net Revenues                  $   31,650,779   $   31,127,268

Pretax earnings                   $    3,885,074   $    3,832,450
Income taxes                           1,479,000        1,459,000

Net earnings                      $    2,406,074   $    2,373,450

Basic earnings per share          $          .62   $          .60
Diluted earnings per share        $          .59   $          .55

Weighted Average Number of
 Common and Common Equivalent
 Shares Outstanding:
  Basic                                3,902,075        3,948,193
  Diluted                              4,088,130        4,293,802

SOURCE  Educational Development Corporation
    -0-                             05/26/2005
    /CONTACT: Randall White, President of Educational Development Corporation, +1-918-622-4522/
    /Web site:  http://www.edcpub.com /